EXHIBIT 5.1

Stephen E. Rounds, Attorney at Law
4635 East Eighteenth Ave.
Denver, Colorado 80220

January 10, 2000
OnLine Power Supply, Inc.
6909 S. Holly Circle
Suite 200
Englewood, Colorado 80112

Re:      Registration Statement on Form SB-2
         SEC File No. 333-93341

Gentlemen:

         OnLine Power Supply, Inc. ("Company") has filed a registration statement for a rescission offer by the Company to refund money (plus interest) paid to the Company by certain investors who bought shares of common stock, and shares of series A and series B preferred stock (since converted to shares of common stock, as set forth in the registration statement). Hereafter, the securities which are the subject of the registration statement are referred to as the "rescission shares." I have acted as counsel to the Company in connection with the preparation and filing of the registration statement.

         Pursuant to the registration statement, when declared effective, the holders of the rescission shares will have the right to either accept the Company's refund offer, or to decline the offer and thereby reaffirm their investment decision to keep all the rescission shares.

         My opinion and consent is required in connection with such registration statement. Such opinion and consent are to be filed as separate exhibits to the pre-effective amendment no. 1 to the registration statement.

                               DOCUMENTS REVIEWED

         I have examined originals, certified copies or other copies identified to my satisfaction, of the following:

         1.       Articles of Incorporation of the Company.

         2. Bylaws of the Company.

         3. All exhibits listed in Part II of the registration statement on Form SB-2.

         4. Part I of the registration statement.

         5. Minutes of proceedings of the Company board of directors from August 1996 to the date hereof.

         6. Other documents as appropriate under the circumstances.


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OnLine Power Supply, Inc.
January 10, 2000
Page -2-


         I have also consulted with officers and representatives of the Company, and received such representations and assurances concerning the exhibits described in paragraph 3 and the registration statement described in paragraph 4, as I have deemed advisable or necessary under the circumstances. Although I have not undertaken independent verification of the matters covered by this paragraph, I have no reason to believe that the representations and assurances received are materially inaccurate or false.

                                     OPINION

         The following opinion is subject to compliance by the Company with applicable state securities laws, to declaration of effectiveness of the Company's registration statement, and to the last sentence of this paragraph. Based on my review of the documents listed above, it is my opinion that the shares of common stock to be in effect offered and sold by the Company to the holders of the rescission shares who do not elect to accept the Company's refund offer, will be upon such effective offer and sale to such persons, duly and validly issued, fully paid and non-assessable shares of the common stock of the Company. This opinion assumes that the refund offer is conducted in accordance with the final prospectus contained in the effective registration statement.

         No opinion is expressed, and none shall be inferred to be expressed, with respect to federal and state income tax laws and their impact on the holders of the rescission shares.

         No opinion is  expressed,  and none shall be inferred to be  expressed,
with  respect  to  the  financial   statements  contained  in  the  registration
statement.

         This opinion has been delivered to you for the purpose of being included as an exhibit to the registration statement and is intended solely for your benefit.

Yours Sincerely,

 /s/   Stephen E. Rounds




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